Exhibit 99.1

Contact:
China Sky One Medical, Inc.	CCG Elite Investor Relations Inc.
Mr. Liao Xiaoqing, CFO	Mr. Crocker Coulson, President
Phone: 86-1591-067-2198	Phone: +1-646-213-1915 (New York)
Email:tdrhan@163.com	Email: crocker.coulson@ccgir.com
Website: www.ccgelite.com

China Sky One Medical, Inc. Engages Moore Stephens as New Independent Auditor

HARBIN, China-- May 28, 2008 -- China Sky One Medical, Inc. (AMEX: CSK) (“China Sky One” or “the Company”), a manufacturer, marketer and distributor of pharmaceutical, medicinal and diagnostic products in China, announced today that it has engaged MSPC, Certified Public Accountants and Advisors LLP (“Moore Stephens”) as its independent auditor effective May 21, 2008. The Company terminated its contract with Sherb & Co., LLP that same day.

The decision to change accountants was approved by the Company’s Audit Committee and Board of Directors, effective as of May 21, 2008. Prior to the dismissal of Sherb & Co., LLP, the firm audited the Company’s financial statements for the year ended December 31, 2007 and reviewed the Company’s unaudited interim reports for the quarter ended March 31, 2008. In connection with such audit and review, there were no disagreements with Sherb & Co., LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

“We look forward to working with our new independent auditor, Moore Stephens, to ensure that the Company continues to achieve high standards in financial reporting, which is in keeping with our profile as an American Stock Exchange listed company. We are committed to protecting the interests of our shareholders and providing transparent public disclosure,” said Mr. Yan-qing Liu, Chairman, CEO and Director of China Sky One Medical, Inc.

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is a holding company whose principal operations are through its subsidiaries, which are engaged in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic kit products. Through its wholly-owned PRC based subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company Harbin First Bio- Engineering Company Limited and Heilongjiang Tianlong Pharmaceutical, Inc., the Company manufactures and distributes over-the- counter pharmaceutical products as its primary revenue source. For more information, visit http://www.skyonemedical.com.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the inability of the company to meet the listing standards, risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

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